Exhibit 99.1

Media Contact:	Investor Relations Contact:
Kate Leeson	Kori Doherty
Taleo Corporation	Integrated Corporate Relations
415-568-9759	617-217-2084
kleeson@taleo.com	kdoherty@icrinc.com
Taleo Announces Record Third Quarter 2005 Financial Results
•	Total revenue grows 30% to $19.9 million
•	70 customers added during the third quarter
•	Number of active users grows to 500,000
SAN FRANCISCO, CA — November 2, 2005 — Taleo Corporation (Nasdaq: TLEO), the leading provider of on demand talent management solutions, today announced financial results for its third quarter of fiscal year 2005.
For the quarter ended September 30, 2005, Taleo reported total revenue of $19.9 million, an increase of 30% compared with the third quarter of 2004. Application revenue increased 25% to $16.0 million, while consulting revenue increased 56% to $3.9 million.
Michael Gregoire, President and Chief Executive Officer of Taleo stated, “We are very pleased with our third quarter results, which were highlighted by record revenues and expanding profitability.” Gregoire added, “The talent management market continues to grow in awareness and importance, and Taleo has emerged as the clear leader from a critical mass and technology perspective. In addition, our leadership position continues to grow due to our momentum with blue chip customer wins, our comprehensive and innovative talent management solutions for businesses of all sizes, and our growing partnership channels.”
Divesh Sisodraker, Chief Financial Officer of Taleo, stated, “The operating leverage inherent in our on demand business model has helped us to scale our profitability while we continue to grow the top line at a rapid pace.” Sisodraker added, “In addition to growing profitability, the combination of our business momentum and recurring revenue model also provides us with significant visibility as we approach the next calendar year.”
Income from operations, determined in accordance with United States generally accepted accounting principles (GAAP), was $853,000 and $379,000 for the three months ended September 30, 2005 and 2004, respectively. Determined in accordance with GAAP, net loss was $1.6 million for the three months ended September 30, 2005, compared to net income of $260,000 in the same period last year. Loss per share, determined in accordance with GAAP, was $15.48 and $7.12 for the three months ended September 30, 2005 and 2004, respectively. This loss per share is calculated based upon net loss attributable to Class A common stockholders and Class A common stock outstanding.
Non-GAAP income from operations, which excludes amortization of acquired intangibles, restructuring charges and stock compensation expense, was $1.1 million for the three months ended September 30, 2005, compared to $593,000 in the same period last year. Non-GAAP net income, which excludes amortization of acquired intangibles, restructuring charges, stock compensation expense, fees for early retirement of indebtedness and accretion of dividends, and issuance costs on preferred stock, was $170,000 for the three months ended September 30, 2005, compared to $474,000 in the same period last year. Earnings per diluted share on a non-GAAP basis were $0.01 for the three months ended September 30, 2005, compared with $0.02 in the same period last year. Non-GAAP earnings per diluted share is calculated using non-GAAP net income and fully diluted shares, including Class A common stock, Class B common stock, options and warrants.
A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in the press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Additional Third Quarter Business Highlights:
•	Taleo began trading on NASDAQ in an initial public offering that closed in October and raised approximately $70 million in net proceeds.
•	Taleo added 70 new customers in the quarter across multiple verticals.
•	High profile customers added during the third quarter were: Praxair, Weyerhaeuser, RadioShack, DirecTV, Sumitomo Trust & Banking Co, SEGA of America, Bankers Life and Casualty Co., Atari and Infosys Consulting, among others.
•	Taleo expanded the number of active users during the third quarter to 500,000; up from 475,000 in the second quarter of 2005.
•	Taleo entered into a strategic relationship with Alexander Mann Solutions, a recognized market leader in international recruitment process outsourcing. As part of this arrangement Alexander Mann will deliver Taleo’s talent management solutions for both permanent and contingent labor to its customers seeking to outsource recruiting and talent management processes throughout Europe and Asia Pacific.
•	Taleo Contingent 7.0 was introduced, providing significant usability, infrastructure and global enhancements to help customers manage their large and growing contingent workforce. This new release was named the winner in the “2005 Recruiting & Staffing Best in Class Awards” by HR IQ, a division of the International Quality & Productivity Center (IQPC).
•	Taleo and Xerox, a Taleo Contingent Customer, were presented with an award for Best Practices in Category Spend Management for Contract Labor by the Aberdeen Group, an industry analyst firm. This award recognized the increased value and business performance that Xerox achieved through its innovative contingent workforce management programs, underpinned by Taleo’s solutions.
•	Taleo Business Edition 6.1 was introduced, adding further momentum to Taleo’s efforts to penetrate the SMB segment of the talent management market. The new release includes several new features and enhanced functionality — including interview, task, event, and calendar management — in addition to new configurability options and an expanded version of Taleo’s Web Services API.
Conference Call Details
In conjunction with this announcement, Taleo will host a conference call today at 4:30 pm (EST) to discuss the company’s financial results as well as other recent or upcoming developments affecting the company’s operations. To access this call, dial 877-704-5382 (domestic) or 913-312-1296 (international). A replay of this conference call will be available through November 9, 2005, at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 9189476. A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s Web site, (www.taleo.com) and a replay will be archived on the Web site as well.
About Taleo Corporation
Taleo Corporation (NASDAQ: TLEO) delivers on demand talent management solutions that enable organizations of all sizes to recruit, assess and manage their workforces for improved business performance. Taleo’s customers use its suite of solutions to improve their talent management processes to reduce the time and costs associated with these processes and to enhance the quality, productivity and satisfaction of their workforces. Taleo currently has more than 340 corporate customers with approximately 500,000 registered users who use our services to fill positions in almost 100 countries.
Forward-looking Statements
This release contains forward-looking statements, including statements regarding Taleo’s future financial performance, market growth and general business conditions. Any forward-looking statements contained in this press release are based upon Taleo’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including the possibility that the market for enterprise software does not develop as anticipated; the volatility of our stock price due to the difficulty in predicting operating results and the long sales cycle for our software; failure to develop new software products or enhance existing products; failure to retain key staff; the failure to maintain historical maintenance renewal rates; and the failure to properly protect our proprietary rights and intellectual property. Further information on potential factors that could affect actual results is included in Taleo’s Quarterly Report on Form 10-Q, as filed with the SEC on August 15, 2005, as amended September 23, 2005, and in other reports filed by Taleo with the SEC.
Non-GAAP Financial Measures
Taleo has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP income (loss) from operations, non-GAAP net income and non-GAAP earnings per share. Taleo uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Taleo’s ongoing operational performance. Taleo believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial results with other companies in Taleo’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above may exclude amortizatization of acquired intangibles, restructuring charges, stock compensation expense, fees for early retirement of indebtedness and accretion of dividends, and issuance costs on preferred stock.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to pro forma results has been provided in the financial statement tables included in this press release.
Source: Taleo Corporation

Taleo Corporation
Condensed Consolidated Balance Sheets
(All amounts in thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$9,724	$5,773
Restricted cash	4,843	0
Accounts receivable	12,379	14,980
Prepaid expenses and other current assets	5,894	1,242
Investment credit and other taxes receivable	4,541	2,784

Total current assets	37,381	24,779

Property and equipment, net	6,208	6,768
Restricted Cash	2,861	195
Other assets	670	2,402
Goodwill	5,884	2,828
Other Intangibles, net	1,538	1,543

Total assets	$54,542	$38,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$4,116	$3,130
Accounts payable and accrued liabilities	13,834	9,725
Customer deposits	1,228	2,353
Deferred revenue	10,316	10,930

Total current liabilities	29,494	26,138

Customer deposits and deferred revenues	137	598
Deferred Leasehold Improvement	180	250
Long-term debt	17,529	2,573
Class B redeemable common stock	0	0

Total liabilities	47,340	29,559

Series A, B, C and D Convertible Preferred Stock	51,451	49,385

Exchangeable share obligation	1,708	1,660

Stockholders’ equity (deficit)
Class A common stock	0	0
Additional paid-in capital	5,837	5,039
Accumulated deficit	(52,184)	(47,313)
Deferred compensation	(24)	(37)
Accumulated other comprehensive gain	414	222

Total Stockholders’ equity (deficit)	(45,957)	(42,089)

Total liability and stockholders’ equity (deficit)	$54,542	$38,515

Taleo Corporation
Condensed Consolidated Statements of Operations
(All amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Revenue:
Application	$15,987	$12,807	$46,090	$36,324
Consulting	3,916	2,514	11,277	7,239

Total revenue	19,903	15,321	57,367	43,563

Cost of revenue:
Applications	3,877	3,532	11,481	9,883
Amortization of acquired intangibles	249	214	720	642

Total cost of applications revenue	4,126	3,746	12,201	10,525
Consulting	2,839	2,003	7,866	6,216

Total cost of revenue	6,965	5,749	20,067	16,741

Gross profit	12,938	9,572	37,300	26,822

Operating expenses:
Sales and marketing	5,471	4,083	16,640	13,262
Product development	3,741	3,515	11,857	12,019
General and administrative (note 1)	2,873	1,595	7,532	5,012
Restructuring costs and other charges	—		805	—

Total Operating Expenses	12,085	9,193	36,834	30,293

Income (loss) from operations	853	379	466	(3,471)

Other income (expense):
Interest income	138	26	295	66
Interest expense (note 2)	(2,120)	(101)	(2,757)	(288)
Other, including foreign currency gains and losses	(488)	(55)	(810)	(65)

Total other (expense)	(2,470)	(130)	(3,272)	(287)

Income before provision for income tax	(1,617)	249	(2,806)	(3,758)

Provision for income taxes	—	11	—	11

Net (loss) income	$(1,617)	$260	$(2,806)	$(3,747)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Net (loss) income	$(1,617)	$260	$(2,806)	$(3,747)

Accretion of dividends and issuance cost on preferred stock	(689)	(687)	(2,067)	(2,061)

Net loss attributable to Class A common stockholders	$(2,306)	$(427)	$(4,873)	$(5,808)

Net loss per share attributable to Class A common stockholders — basic and diluted	$(15.48)	$(7.12)	$(47.77)	$(109.59)

Weighted average Class A common shares — basic and diluted	149	60	102	53

NOTES

1.	General and administrative expenses for the nine months ended September 30, 2005 include $366 of stock compensation expense.

2.	Interest expense for the three and nine months ended September 30, 2005 includes $1,538 for early retirement of the certain indebtedness.

Reconciliation of GAAP income (loss) from operations and non-GAAP income (loss) from operations:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
GAAP loss reported above	$853	$379	$466	$(3,471)
Add back:
Restructuring costs and other charges	—	—	805	—
Stock compensation expense	—	—	366	—
Amortization of acquired intangibles	249	214	720	642

	249	214	1,891	642
Non-GAAP income (loss) from operations	$1,102	$593	$2,357	$(2,829)

Reconciliation of GAAP net loss and net loss per share with non-GAAP net income and earnings per share:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
GAAP net loss reported above	$(2,306)	$(427)	$(4,873)	$(5,808)
Add back:
Restructuring costs and other charges	—	—	805	—
Stock compensation expense	—	—	366	—
Fees for early retirement of indebtedness	1,538	—	1,538	—
Amortization of acquired intangibles	249	214	720	642
Accretion of dividends and issuance costs on preferred stock	689	687	2,067	2,061

	2,476	901	5,496	2,703

Non-GAAP net income (loss)	$170	$474	$623	$(3,105)

Non-GAAP net income (loss) per share
Basic	$1.14	$7.90	$6.11	$(58.58)

Diluted	$0.01	$0.02	$0.03	$(58.58)

Reconciliation of basic and diluted share count:
Basic	149	60	102	53
Weighted Average — Series B
Add: Common Stock	4,038	4,038	4,038	—
Weighted Average — Preferred Stock	12,334	12,334	12,334	—
Weighted Average — Warrants & Options	2,330	2,614	2,372	—

Diluted	18,851	19,046	18,846	53